Exhibit 99.1

FOR IMMEDIATE RELEASE

Contact:

Marilynn Meek

Financial Relations Board

212-827-3773

NEXPOINT RESIDENTIAL TRUST, INC. REPORTS FIRST QUARTER 2018 RESULTS

$10.1 million net income, 5.9% same-store NOI growth;

$5.1 million of shares repurchased in the first quarter, $9.4 million year-to-date through April 30, 2018;

NXRT Board authorized $10 million increase and two-year extension of the Share Repurchase Program

Dallas, TX, May 1, 2018 – NexPoint Residential Trust, Inc. (NYSE:NXRT) reported financial results for the first quarter ended March 31, 2018.

Highlights

•	NXRT reported Net Income, FFO[1], Core FFO[1] and AFFO[1] of $10.1M, $7.7M, $8.3M and $9.5M, respectively, attributable to common stockholders for the quarter ended March 31, 2018.

•	For the three months ended March 31, 2018, Same Store properties average effective rent, total revenue and NOI[1] increased 3.9%, 3.6% and 5.9%, respectively, over the prior year period.

•	The weighted average effective monthly rent per unit across all 32 properties held as of March 31, 2018 (the “Portfolio”), consisting of 11,471 units, was $958, while physical occupancy was 94.0%.

•	NXRT paid a first quarter dividend of $0.25 per share of common stock on March 29, 2018.

•	During the first quarter, NXRT completed the disposition of Timberglen for gross sales proceeds of $30.0 million.

•	In February 2018, NXRT used $8.6 million of proceeds from the Timberglen sale to pay the remaining outstanding balance on the bridge facility with KeyBank National Association (the “2017 Bridge Facility”), which retired the bridge facility.

•	During the first quarter, for the properties in our Portfolio, NXRT completed 298 full and partial upgrades and leased 167 upgraded units, achieving $95 average monthly rent premiums and a 21.2% ROI[2]. Since inception, for the properties in our Portfolio, we have completed 4,527 full and partial upgrades and achieved a $90 average monthly rental increase per unit, equating to a 21.2% ROI on all units leased as of March 31, 2018.

•	During the first quarter of 2018, NXRT repurchased 203,953 shares of its common stock at a total cost of approximately $5,058,000, or $24.80 per share. As of March 31, 2018, NXRT had repurchased a total of 558,470 shares of its common stock at a total cost of approximately $12,079,000, or $21.63 per share.

[1]	FFO, Core FFO, AFFO and NOI are non-GAAP measures. For reconciliations of FFO, Core FFO, AFFO and NOI to net income, and a discussion of why we consider these non-GAAP measures useful, see the “Definitions and Reconciliations” section of this release.
[2]	We define Return on Investment (“ROI”) as the sum of the actual rent premium divided by the sum of the total cost.

•	On February 12, 2018, NXRT’s board of directors, including its independent directors, unanimously approved a renewal of the Advisory Agreement with NexPoint Real Estate Advisors, L.P. (the “Adviser”) for a one-year term that expires on March 16, 2019.

“We achieved a strong start for the year in the first quarter, maintaining a steady pace of revenue growth while limiting controllable operating expense inflation. The Company strategically disposed of Timberglen for gross sale proceeds of $30.0 million, retired the 2017 Bridge Facility, and bought back over 200,000 shares at appreciable discounts to our internal Net Asset Value projection,” according to NXRT’s Chairman and President, Jim Dondero. “Management remains bullish on the fundamentals for well-located workforce housing in the Southeast and Southwest and we will keep working methodically to produce strong financial performance.”

First Quarter 2018 Financial Results

•	Total revenues were $35.1 million for the first quarter of 2018, compared to $37.0 million for the first quarter of 2017.

•	Net income for the first quarter of 2018 totaled $10.1 million, or earnings of $0.47 per diluted share, which included $13.7 million of gain on sale of real estate and $11.4 million of depreciation and amortization expense. This compared to a net loss of $(3.6) million, or $(0.17) per diluted share, for the first quarter of 2017, which included $12.4 million of depreciation and amortization expense.

•	The change in our net income (loss) between the periods primarily relates to increases in gain on sale of real estate and same store operating results, and was partially offset by increases in corporate general and administrative expenses and loss on extinguishment of debt and modification costs.

•	For the first quarter of 2018, NOI¹ was $19.1 million on 32 properties, compared to $19.7 million for the first quarter of 2017 on 40 properties.

•	For the first quarter of 2018, Same Store NOI¹ increased 5.9% to $16.5 million, compared to $15.6 million for the first quarter of 2017.

•	For the first quarter of 2018, FFO¹ totaled $7.7 million, or $0.36 per diluted share, compared to $8.0 million, or $0.38 per diluted share, for the first quarter of 2017.

•	For the first quarter of 2018, Core FFO¹ totaled $8.3 million, or $0.39 per diluted share, compared to $8.1 million, or $0.38 per diluted share, for the first quarter of 2017.

•	For the first quarter of 2018, AFFO¹ totaled $9.5 million, or $0.45 per diluted share, compared to $9.1 million, or $0.43 per diluted share, for the first quarter of 2017.

Same Store Results of Operations

There are 29 properties encompassing 10,123 units of apartment space in our same store pool for the three months ended March 31, 2018 (our “Same Store” properties). As of March 31, 2018, our Same Store properties were approximately 94.1% leased with a weighted average monthly effective rent per occupied apartment unit of $933. As of March 31, 2017, our Same Store properties were approximately 94.6% leased with a weighted average monthly effective rent per occupied apartment unit of $899.

The following table reflects the revenues, property operating expenses and NOI for the three months ended March 31, 2018 and 2017 for our Same Store and Non-Same Store properties (dollars in thousands):

	For the Three Months Ended March 31,
	2018	2017	$ Change	% Change
Revenues
Same Store
Rental income	$26,167	$25,183	$984	3.9%
Other income	3,996	3,943	53	1.3%

Same Store revenues	30,163	29,126	1,037	3.6%
Non-Same Store
Rental income	4,406	6,725	(2,319)	-34.5%
Other income	488	1,140	(652)	-57.2%

Non-Same Store revenues	4,894	7,865	(2,971)	-37.8%

Total revenues	35,057	36,991	(1,934)	-5.2%

Operating expenses
Same Store
Property operating expenses (1)	7,723	7,565	158	2.1%
Real estate taxes and insurance	4,033	4,079	(46)	-1.1%
Property management fees (2)	911	874	37	4.2%
Property general and administrative expenses (3)	1,024	1,047	(23)	-2.2%

Same Store operating expenses	13,691	13,565	126	0.9%
Non-Same Store
Property operating expenses (4)	1,130	2,301	(1,171)	-50.9%
Real estate taxes and insurance	823	886	(63)	-7.1%
Property management fees (2)	143	239	(96)	-40.2%
Property general and administrative expenses (5)	143	308	(165)	-53.6%

Non-Same Store operating expenses	2,239	3,734	(1,495)	-40.0%

Total operating expenses	15,930	17,299	(1,369)	-7.9%

NOI
Same Store	16,472	15,561	911	5.9%
Non-Same Store	2,655	4,131	(1,476)	-35.7%

Total NOI (6)	$19,127	$19,692	$(565)	-2.9%

(1)	For the three months ended March 31, 2018 and 2017, excludes approximately $23,000 and $0, respectively, of casualty-related expenses.
(2)	Fees incurred to an unaffiliated third party that is an affiliate of the noncontrolling limited partner of NexPoint Residential Trust Operating Partnership, L.P. (the “OP”).
(3)	For the three months ended March 31, 2018 and 2017, excludes approximately $343,000 and $161,000, respectively, of expenses that are not reflective of the continuing operations of the properties or are incurred on our behalf at the property for expenses such as legal, professional and franchise tax fees.
(4)	For the three months ended March 31, 2018 and 2017, excludes approximately $1,000 and $5,000, respectively, of casualty-related expenses.
(5)	For the three months ended March 31, 2018 and 2017, excludes approximately $37,000 and $70,000, respectively, of expenses that are not reflective of the continuing operations of the properties or are incurred on our behalf at the property for expenses such as legal, professional and franchise tax fees.
(6)	For additional information regarding NOI, see the “Definitions and Reconciliations” section of this release.

Disposition of Property

As previously reported, we sold Timberglen on January 31, 2018 for a gross sales price of $30.0 million, achieving a 44.77% IRR and 3.78x multiple on invested capital1. We used $8.6 million of the proceeds from the sale to pay the remaining $8.6 million outstanding on our 2017 Bridge Facility, which retired the bridge facility. Details of the Timberglen sale are in the table below (in thousands):

Property Name		Location	Date of Sale	Sales Price	Net Cash Proceeds (2)	Gain on Sale of Real Estate
Timberglen	(3)	Dallas, Texas	January 31, 2018	$30,000	$29,553	$13,742

(1)	We define a “multiple on invested capital” as the total return to NXRT (inclusive of our share of property distributions and net cash proceeds from sale, less mortgage debt repaid) divided by NXRT’s total capital investment in the property.
(2)	Represents sales price, net of closing costs.
(3)	We completed the reverse portion of the 1031 Exchange of Atera Apartments with the sale of Timberglen.

Value-Add Programs

For the properties in our Portfolio as of March 31, 2018, we completed full and partial renovations on 298 units in the first quarter of 2018 at an average cost of $5,409 per renovated unit. Since inception, for the properties in our Portfolio, we have completed full and partial renovations on 4,527 units at an average cost of $5,002 per renovated unit that has been leased as of March 31, 2018. We have achieved average rent growth of 10.8%, or a $90 average monthly rental increase per unit, on all units renovated and leased as of March 31, 2018, resulting in a 21.2% ROI.

The following table sets forth a summary of our capital expenditures related to our value-add program for the three months ended March 31, 2018 and 2017 (in thousands):

		For the Three Months Ended March 31,
Rehab Expenditures		2018	2017
Interior	(1)	$1,516	$2,446
Exterior and common area		2,449	1,404

Total rehab expenditures		$3,965	$3,850

(1)	Includes total capital expenditures during the period on completed and in-progress interior rehabs. For the three months ended March 31, 2018 and 2017, we completed full and partial interior rehabs on 298 and 430 units, respectively.

Second Quarter 2018 Dividend

On April 30, 2018, NXRT’s board of directors declared a quarterly dividend of $0.25 per share of common stock. The dividend will be paid on June 29, 2018 to stockholders of record on June 15, 2018.

Share Repurchase Program

As noted above, during the first quarter, NXRT repurchased 203,953 shares of its common stock at a total cost of approximately $5,058,000, or $24.80 per share. As of March 31, 2018, NXRT had repurchased a total of 558,470 shares of its common stock at a total cost of approximately $12,079,000, or $21.63 per share. As of March 31, 2018, NXRT had 20,926,355 shares of its common stock issued and outstanding.

Subsequent Events

Share Repurchase Program

Subsequent to March 31, 2018 and through April 30, 2018, NXRT repurchased 167,267 shares of its common stock at a total cost of approximately $4,307,000 or $25.75 per share. As of April 30, 2018, NXRT had repurchased a total of 725,737 shares of its common stock at a total cost of approximately $16,386,000, or $22.58 per share. On April 30, 2018, the Board authorized increasing the Share Repurchase Program to up to $40.0 million, and extending it by an additional two years to June 15, 2020.

2018 Full Year Guidance Summary

NXRT is reaffirming 2018 guidance ranges1 for Earnings (loss) per diluted share, Core FFO per diluted share2 Same Store Rental Income, Same Store Total Revenue, Same Store Total Expenses, and Same Store NOI2 as follows:

	Low-End	Mid-Point	High-End
Earnings (loss)/sh (3)	$(0.03)	$0.02	$0.07
Core FFO/sh (3)	$1.60	$1.65	$1.70
Same Store Growth: (4)
Rental Income	4.8%	5.3%	5.8%
Total Revenue	5.0%	5.5%	6.0%
Total Expenses	3.5%	4.0%	4.5%
NOI (5)	5.5%	6.5%	7.5%

(1)	Full Year 2018 guidance forecast includes same store growth projections presented above, taking into effect the Timberglen sale, and no further acquisition or disposition activity for the remainder of the year. For more information and a reconciliation of 2018 Full Year Non-GAAP Guidance to 2018 Full Year net income guidance, see the “Definitions and Reconciliations” section of this release.
(2)	Same Store NOI and Core FFO are non-GAAP measures. For reconciliations of Same Store NOI and Core FFO to net income, and a discussion of why we consider these non-GAAP measures useful, see the “Definitions and Reconciliations” section of this release.
(3)	Weighted average diluted share count estimate for FY 2018 is approximately 21.3 million.
(4)	Year-over-year growth for 2018 pro forma same store pool (29 properties, excluding Timberglen).
(5)	NOI is a Non-GAAP measure. For reconciliations of NOI to net income and a discussion of why we consider this non-GAAP measure useful, see the “Definitions and Reconciliations” section of this release.

Additional information on first quarter 2018 results and 2018 financial and earnings guidance is included in supplemental data that can be found in the Investor Relations section of the Company’s website at www.nexpointliving.com.

Supplemental Information

Supplemental information to this press release can be found in the Investor Relations section of the Company’s website at www.nexpointliving.com.

First Quarter Earnings Conference Call

NXRT will host a call on Tuesday, May 1, 2018 at 11:00 a.m. ET to discuss its first quarter financial results. The conference call can be accessed live over the phone by dialing (334) 323-0522 or, for international callers, (877) 260-1479, and using passcode Conference ID: 6756596. A live audio webcast of the call will be available online at the Company’s website, http://www.nexpointliving.com (under “Investor Relations”). An online replay will be available shortly after the call on the Company’s website and continue to be available for 60 days.

A replay of the conference call will also be available through Tuesday, May 8, 2018, by dialing (888) 203-1112 or, for international callers, (719) 457-0820 and entering passcode 6756596.

About NXRT

NexPoint Residential Trust is a publicly traded REIT, with its shares listed on the New York Stock Exchange under the symbol “NXRT,” primarily focused on acquiring, owning and operating well-located middle-income multifamily properties with “value-add” potential in large cities and suburban submarkets of large cities, primarily in the Southeastern and Southwestern United States. NXRT is externally advised by NexPoint Real Estate Advisors, L.P., an affiliate of Highland Capital Management, L.P., a leading global alternative asset manager and an SEC-registered investment adviser. More information about NXRT is available at http://www.nexpointliving.com.

Cautionary Notice Regarding Forward-Looking Statements

This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 that are based on management’s current expectations, assumptions and beliefs. Forward-looking statements can often be identified by words such as “expect,” “anticipate,” “estimate,” “may,” “should,” “intend” and similar expressions, and variations or negatives of these words. These forward-looking statements include, but are not limited to, statements regarding NXRT’s guidance for financial results for the full year 2018 or expected dispositions or acquisitions. They are not guarantees of future results and are subject to risks, uncertainties and assumptions that could cause actual results to differ materially from those expressed in any forward-looking statement. Readers should not place undue reliance on any forward-looking statements and are encouraged to review the Company’s most recent Annual Report on Form 10-K and other filings with the Securities and Exchange Commission (the “SEC”) for a more complete discussion of the risks and other factors that could affect any forward-looking statements. Except as required by law, NXRT does not undertake any obligation to publicly update or revise any forward-looking statements.

Select Financial Information

NEXPOINT RESIDENTIAL TRUST, INC. AND SUBSIDIARIES

CONSOLIDATED BALANCE SHEETS

(in thousands, except share and per share amounts)

	March 31, 2018	December 31, 2017
	(Unaudited)
ASSETS
Operating Real Estate Investments
Land	$189,615	$189,615
Buildings and improvements	808,686	806,981
Intangible lease assets	1,340	1,340
Construction in progress	4,239	3,786
Furniture, fixtures, and equipment	47,647	44,725

Total Gross Operating Real Estate Investments	1,051,527	1,046,447
Accumulated depreciation and amortization	(99,501)	(88,252)

Total Net Operating Real Estate Investments	952,026	958,195
Real estate held for sale, net of accumulated depreciation of $897 and $3,397, respectively	17,199	32,961

Total Net Real Estate Investments	969,225	991,156
Cash and cash equivalents	13,935	16,036
Restricted cash	18,258	27,212
Accounts receivable	2,714	2,932
Prepaid and other assets	3,352	1,559
Fair market value of interest rate swaps	24,146	16,480

TOTAL ASSETS	$1,031,630	$1,055,375

LIABILITIES AND STOCKHOLDERS’ EQUITY
Liabilities:
Mortgages payable, net	$723,663	$724,057
Mortgages payable held for sale, net	13,469	30,348
Credit facility, net	29,882	29,843
Bridge facility, net	—	8,576
Accounts payable and other accrued liabilities	4,455	6,226
Accrued real estate taxes payable	4,532	9,684
Accrued interest payable	2,199	2,074
Security deposit liability	1,541	1,518
Prepaid rents	2,069	1,470

Total Liabilities	781,810	813,796

Redeemable noncontrolling interests in the Operating Partnership	2,097	2,135

Stockholders’ Equity:
Preferred stock, $0.01 par value: 100,000,000 shares authorized; 0 shares issued	—	—
Common stock, $0.01 par value: 500,000,000 shares authorized; 20,926,355 and 21,049,565 shares issued and outstanding, respectively	209	210
Additional paid-in capital	202,085	206,227
Accumulated earnings less dividends	22,569	17,885
Accumulated other comprehensive income	22,860	15,122

Total Stockholders’ Equity	247,723	239,444

TOTAL LIABILITIES AND STOCKHOLDERS’ EQUITY	$1,031,630	$1,055,375

NEXPOINT RESIDENTIAL TRUST, INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF OPERATIONS

AND COMPREHENSIVE INCOME (LOSS)

(in thousands, except per share amounts)

(Unaudited)

	For the Three Months Ended March 31,
	2018	2017
Revenues
Rental income	$30,573	$31,908
Other income	4,484	5,083

Total revenues	35,057	36,991

Expenses
Property operating expenses	8,877	9,871
Real estate taxes and insurance	4,856	4,965
Property management fees (1)	1,054	1,113
Advisory and administrative fees (2)	1,838	1,825
Corporate general and administrative expenses	1,813	1,333
Property general and administrative expenses	1,547	1,586
Depreciation and amortization	11,372	12,443

Total expenses	31,357	33,136

Operating income	3,700	3,855
Interest expense	(6,797)	(7,159)
Loss on extinguishment of debt and modification costs	(551)	—
Gain on sale of real estate	13,742	—

Net income (loss)	10,094	(3,304)
Net income attributable to noncontrolling interests	—	312
Net income attributable to redeemable noncontrolling interests in the Operating Partnership	30	—

Net income (loss) attributable to common stockholders	$10,064	$(3,616)

Other comprehensive income
Unrealized gains on interest rate derivatives	7,761	1,046

Total comprehensive income (loss)	17,855	(2,258)
Comprehensive income attributable to noncontrolling interests	—	412
Comprehensive income attributable to redeemable noncontrolling interests in the Operating Partnership	53	—

Comprehensive income (loss) attributable to common stockholders	$17,802	$(2,670)

Weighted average common shares outstanding - basic	20,987	21,044

Weighted average common shares outstanding - diluted	21,430	21,293

Earnings (loss) per share - basic	$0.48	$(0.17)

Earnings (loss) per share - diluted	$0.47	$(0.17)

Dividends declared per common share	$0.25	$0.22

(1)	Fees incurred to an unaffiliated third party that is an affiliate of the noncontrolling limited partner of the OP.
(2)	Fees incurred to the Company’s adviser.

Definitions and Reconciliations

This press release includes analysis of funds from operations (“FFO”), core funds from operations (“Core FFO”), adjusted funds from operations (“AFFO”), and net operating income (“NOI”), all of which are non-GAAP financial measures of performance. These non-GAAP measures should be used as a supplement to, and not a substitute for, net income (loss) computed in accordance with GAAP. For a more complete discussion of FFO, Core FFO, AFFO, and NOI, see our most recent Annual Report on Form 10-K and our other filings with the SEC.

This press release also includes an analysis of our Same Store properties, which are defined as those that are stabilized and comparable for both the current and the prior reporting periods. Same Store analysis for the first quarter includes 29 properties totaling 10,123 units, or approximately 88% of our Portfolio.

Net Operating Income

NOI is a non-GAAP financial measure of performance. NOI is used by investors and our management to evaluate and compare the performance of our properties to other comparable properties, to determine trends in earnings and to compute the fair value of our properties as NOI is not affected by (1) the cost of funds, (2) acquisition costs, (3) advisory and administrative fees, (4) the impact of depreciation and amortization expenses as well as gains or losses from the sale of operating real estate assets that are included in net income computed in accordance with GAAP, (5) corporate general and administrative expenses, (6) other gains and losses that are specific to us, (7) casualty-related expenses/(recoveries), and (8) property general and administrative expenses that are not reflective of the continuing operations of the properties or are incurred on behalf of NXRT at the property for expenses such as legal, professional and franchise tax fees.

The following table, which has not been adjusted for the effects of noncontrolling interests, reconciles our NOI and Same Store NOI for the three months ended March 31, 2018 and 2017 to net income (loss), the most directly comparable GAAP financial measure (in thousands):

		For the Three Months Ended March 31,
		2018	2017
Net income (loss)		$10,094	$(3,304)
Adjustments to reconcile net income (loss) to NOI:
Advisory and administrative fees		1,838	1,825
Corporate general and administrative expenses		1,813	1,333
Casualty-related expenses	(1)	24	5
Property general and administrative expenses	(2)	380	231
Depreciation and amortization		11,372	12,443
Interest expense		6,797	7,159
Loss on extinguishment of debt and modification costs		551	—
Gain on sale of real estate		(13,742)	—

NOI		$19,127	$19,692

Less Non-Same Store
Revenues		(4,894)	(7,865)
Operating expenses		2,239	3,734

Same Store NOI		$16,472	$15,561

(1)	Adjustment to net income (loss) to exclude certain property operating expenses that are casualty-related expenses.
(2)	Adjustment to net income (loss) to exclude certain property general and administrative expenses that are not reflective of the continuing operations of the properties or are incurred on our behalf at the property for expenses such as legal, professional and franchise tax fees.

FFO, Core FFO and AFFO

We believe that net income, as defined by GAAP, is the most appropriate earnings measure. We also believe that FFO, as defined by the National Association of Real Estate Investment Trusts (“NAREIT”), Core FFO, and AFFO are important non-GAAP supplemental measures of operating performance for a REIT.

Since the historical cost accounting convention used for real estate assets requires depreciation except on land, such accounting presentation implies that the value of real estate assets diminishes predictably over time. However, since real estate values have historically risen or fallen with market and other conditions, presentations of operating results for a REIT that use historical cost accounting for depreciation could be less informative. Thus, NAREIT created FFO as a supplemental measure of operating performance for REITs that excludes historical cost depreciation and amortization, among other items, from net income, as defined by GAAP. FFO is defined by NAREIT as net income computed in accordance with GAAP, excluding gains or losses from real estate dispositions, plus real estate depreciation and amortization and impairment charges. We compute FFO attributable to common stockholders in accordance with NAREIT’s definition. Our presentation differs slightly in that we begin with net income (loss) before adjusting for amounts attributable to (1) noncontrolling interests in consolidated joint ventures and (2) redeemable noncontrolling interests in the OP; we show the combined amounts attributable to such noncontrolling interests as an adjustment to arrive at FFO attributable to common stockholders. Core FFO makes certain adjustments to FFO, which are either not likely to occur on a continuing basis or are otherwise not representative of the continuing operating performance of our portfolio.

Core FFO adjusts FFO to remove items such as acquisition expenses, losses on extinguishment of debt and modification costs (includes prepayment penalties incurred and the write-off of unamortized deferred loan costs related to the early retirement of debt and costs incurred in connection with a debt modification that are expensed), the amortization of deferred financing costs incurred in connection with obtaining short-term debt financing, the ineffective portion of fair value adjustments on our interest rate derivatives designated as cash flow hedges, and the noncontrolling interests (as described above) related to these items. We believe Core FFO is useful to investors as a supplemental gauge of our operating performance and is useful in comparing our operating performance with other REITs that are not as involved in the aforementioned activities.

AFFO makes certain adjustments to Core FFO. There is no industry standard definition of AFFO and practice is divergent across the industry. AFFO adjusts Core FFO to remove items such as equity-based compensation expense and the amortization of deferred financing costs incurred in connection with obtaining long-term debt financing, and the noncontrolling interests (as described above) related to these items. We believe AFFO is useful to investors as a supplemental gauge of our operating performance and is useful in comparing our operating performance with other REITs that are not as involved in the aforementioned activities.

The effect of the conversion of OP Units held by noncontrolling limited partners is not reflected in the computation of basic and diluted FFO, Core FFO and AFFO per share, as they are exchangeable for common stock on a one-for-one basis. The FFO, Core FFO and AFFO allocable to such units is allocated on this same basis and reflected in the adjustments for noncontrolling interests below. As such, the assumed conversion of these units would have no net impact on the determination of diluted FFO, Core FFO and AFFO per share.

We believe that the use of FFO, Core FFO and AFFO, combined with the required GAAP presentations, improves the understanding of operating results of REITs among investors and makes comparisons of operating results among such companies more meaningful. While FFO, Core FFO and AFFO are relevant and widely used measures of operating performance of REITs, they do not represent cash flows from operations or net income (loss) as defined by GAAP and should not be considered as an alternative or substitute to those measures in evaluating our liquidity or operating performance. FFO, Core FFO and AFFO do not purport to be indicative of cash available to fund our future cash requirements. Further, our computation of FFO, Core FFO and AFFO may not be comparable to FFO, Core FFO and AFFO reported by other REITs that do not define FFO in accordance with the current NAREIT definition or that interpret the current NAREIT definition or define Core FFO or AFFO differently than we do.

The following table reconciles our calculations of FFO, Core FFO and AFFO to net income (loss), the most directly comparable GAAP financial measure, for the three months ended March 31, 2018 and 2017 (in thousands, except per share amounts):

	For the Three Months Ended March 31,
	2018	2017
Net income (loss)	$10,094	$(3,304)
Depreciation and amortization	11,372	12,443
Gain on sale of real estate	(13,742)	—
Adjustment for noncontrolling interests	(23)	(1,123)

FFO attributable to common stockholders	7,701	8,016

FFO per share - basic	$0.37	$0.38

FFO per share - diluted	$0.36	$0.38

Loss on extinguishment of debt and modification costs	551	—
Change in fair value on derivative instruments - ineffective portion	—	20
Amortization of deferred financing costs - acquisition term notes	21	94
Adjustment for noncontrolling interests	(2)	(2)

Core FFO attributable to common stockholders	8,271	8,128

Core FFO per share - basic	$0.39	$0.39

Core FFO per share - diluted	$0.39	$0.38

Amortization of deferred financing costs - long term debt	368	438
Equity-based compensation expense	914	608
Adjustment for noncontrolling interests	(4)	(33)

AFFO attributable to common stockholders	9,549	9,141

AFFO per share - basic	$0.45	$0.43

AFFO per share - diluted	$0.45	$0.43

Weighted average common shares outstanding - basic	20,987	21,044

Weighted average common shares outstanding - diluted	21,430	21,293

Dividends declared per common share	$0.25	$0.22

FFO Coverage - diluted	1.44x	1.71x
Core FFO Coverage - diluted	1.54x	1.74x
AFFO Coverage - diluted	1.78x	1.95x

FFO was $7.7 million for the three months ended March 31, 2018 compared to $8.0 million for the three months ended March 31, 2017, which was a decrease of approximately $0.3 million. The change in our FFO between periods primarily relates to a decrease in total revenues of approximately $1.9 million and an increase in loss on extinguishment of debt and modification costs of approximately $0.6 million, and was partially offset by decreases in total property operating expenses of approximately $1.2 million and interest expense of approximately $0.4 million and adjustments for amounts attributable to noncontrolling interests.

Core FFO was $8.3 million for the three months ended March 31, 2018 compared to $8.1 million for the three months ended March 31, 2017, which was an increase of approximately $0.2 million. The change in our Core FFO between periods primarily relates to an increase in loss on extinguishment of debt and modification costs of approximately $0.6 million, and was partially offset by decreases in amortization of deferred financing costs incurred in connection with obtaining short-term debt financing of approximately $0.1 million and FFO.

AFFO was $9.5 million for the three months ended March 31, 2018 compared to $9.1 million for the three months ended March 31, 2017, which was an increase of approximately $0.4 million. The change in our AFFO between periods primarily relates to increases in equity-based compensation expense of approximately $0.3 million and Core FFO.

Same Store Properties

We review our stabilized multifamily communities on a comparable basis between periods. Our Same Store properties are defined as those that are stabilized and comparable for both the current period and the same period for the prior reporting year.

For our Same Store properties, there are 29 properties meeting this definition: Arbors on Forest Ridge, Cutter’s Point, Eagle Crest, Silverbrook, Edgewater at Sandy Springs, Beechwood Terrace, Willow Grove, Woodbridge, Abbington Heights, Courtney Cove, The Summit at Sabal Park, Timber Creek, Belmont at Duck Creek, Radbourne Lake, Sabal Palm at Lake Buena Vista, Southpoint Reserve at Stoney Creek, Cornerstone, The Preserve at Terrell Mill, The Ashlar, Heatherstone, Versailles, Seasons 704 Apartments, Madera Point, The Pointe at the Foothills, Venue at 8651, Parc500, The Colonnade, Old Farm and Stone Creek at Old Farm.

Reconciliation of FY 2018 Guidance for NOI, FFO, Core FFO and AFFO

The following table, which has not been adjusted for the effects of noncontrolling interests, reconciles our NOI guidance to our net income (the most directly comparable GAAP financial measure) guidance for the year ended December 31, 2018 (in thousands):

For the Full Year Ended December 31, 2018
Mid-point
Net income	$500
Adjustments to reconcile net income to NOI:
Advisory and administrative fees	7,465
Corporate general and administrative expenses	7,321
Casualty-related expenses (1)	24
Property general and administrative expenses (2)	1,100
Depreciation and amortization	47,781
Interest expense	27,265
Loss on extinguishment of debt and modification costs	636
Gain on sale of real estate	(13,742)

NOI	$78,350

(1)	Adjustment to net income to exclude certain property operating expenses that are casualty-related expenses.
(2)	Adjustment to net income to exclude certain property general and administrative expenses that are not reflective of the continuing operations of the properties or are incurred on our behalf at the property for expenses such as legal, professional and franchise tax fees.

The following table reconciles our FFO, Core FFO and AFFO guidance to our net income (the most directly comparable GAAP financial measure) guidance for the year ended December 31, 2018 (in thousands, except per share data):

For the Full Year Ended December 31, 2018
Mid-point
Net income	$500
Depreciation and amortization	47,781
Gain on sale of real estate	(13,742)
Adjustment for noncontrolling interests	(104)

FFO attributable to common stockholders	$34,435

FFO per share - diluted (1)	$1.62

Loss on extinguishment of debt and modification costs	$636
Amortization of deferred financing costs - acquisition term notes	21
Adjustment for noncontrolling interests	(2)

Core FFO attributable to common stockholders	$35,090

Core FFO per share - diluted (1)	$1.65

Amortization of deferred financing costs - long term debt	$1,356
Equity-based compensation expense	4,221
Adjustment for noncontrolling interests	(17)

AFFO attributable to common stockholders	$40,650

AFFO per share - diluted (1)	$1.91

Weighted average common shares outstanding - diluted	21,273

(1)	For purposes of calculating per share data, NXRT assumes a weighted average diluted share count of 21.3 million for the full year 2018.

In this release, “we,” “us,” “our,” the “Company,” “NexPoint Residential Trust,” and “NXRT” each refer to NexPoint Residential Trust, Inc., a Maryland corporation.

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